ELDORADO RESORTS’ First QUARTER NET REVENUE RISES 0.8% TO $213.6 MILLION and ADJUSTED EBITDA INCREASES 17.3% TO $38.3 MILLION

- Adjusted EBITDA Grows for the Fourth Consecutive Quarter Driven by a 250 Basis Point Adjusted EBITDA Margin Increase -

Reno, Nev. (May 5, 2016) – Eldorado Resorts, Inc. (NASDAQ: ERI) (“Eldorado,” “ERI,” or “the Company”) today reported operating results for the three months ended March 31, 2016. Net revenues and Adjusted EBITDA for all periods summarized below include the operations of Silver Legacy and Circus Circus Reno, which were acquired by ERI on November 24, 2015, as if the acquisition occurred on January 1, 2015.

($ in thousands)	Total Net Revenue
	Three Months Ended
	March 31,
	2016	2015	Change
Reno Tri-Properties (1)	$ 72,771	$ 68,095	6.9%
Eldorado Shreveport	34,442	34,634	(0.6)%
Scioto Downs (2)	39,783	37,719	5.5%
Mountaineer	33,386	39,676	(15.9)%
Presque Isle Downs	33,184	31,669	4.8%
Total Net Revenue (3)	$ 213,566	$ 211,793	0.8%

($ in thousands)	Adjusted EBITDA
	Three Months Ended
	March 31,
	2016	2015	Change
Reno Tri-Properties (1)	$ 10,994	$ 7,370	49.2%
Eldorado Shreveport	8,447	7,118	18.7%
Scioto Downs (2)	14,591	13,059	11.7%
Mountaineer	3,544	5,139	(31.0)%
Presque Isle Downs	4,771	3,547	34.5%
Corporate (4)	(4,007)	(3,560)	12.6%
Total Adjusted EBITDA (3) (5)	$ 38,340	$ 32,673	17.3%

(1)	Reno Tri-Properties includes the operations of Eldorado Reno, Silver Legacy and Circus Circus Reno for all periods.
(2)

Effective January 1, 2016, the Ohio Lottery Commission enacted a regulatory change which resulted in the establishment of a $1.0 million progressive slot liability and a corresponding decrease in net slot win in Q1 2016.  The changes are non-cash and related primarily to prior years.  If the regulatory change didn’t take place, net revenues at Scioto Downs would have increased 8.2%.  The net non-cash impact to Adjusted EBITDA was $0.6 million and that amount is added back to Scioto Downs’ Adjusted EBITDA in Q1 2016.

(3)

The combined basis reflects operations of Silver Legacy and Circus Circus Reno for periods prior to the acquisition combined with the operations of Eldorado Resorts, Inc.  Such presentation does not conform with GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we have included the combined information because we believe it provides a meaningful comparison for the periods presented.

(4)	Corporate for the three months ended March 31, 2016 excludes severance expense of $1.4 million.

(5)

Adjusted EBITDA is not a generally accepted accounting principle ("GAAP") measurement and is presented solely as a supplemental disclosure because the Company believes it is a widely used measure of operating performance in the gaming industry. See "Reconciliation of GAAP Measures to Non-GAAP Measures" below for a definition of Adjusted EBITDA and a quantitative reconciliation of Adjusted EBITDA to net income (loss), which the Company believes is the most comparable financial measure calculated in accordance with GAAP.

“Eldorado’s strong operating and financial momentum continues in 2016, as for the second consecutive quarter we delivered double digit Adjusted EBITDA growth at six of our seven properties.  Overall, first quarter consolidated Adjusted EBITDA grew 17.3%, pro forma for the Reno acquisition, reflecting the successful implementation of Eldorado’s operating strategies at the acquired properties, the benefits from recent property and service enhancements and our focus on fiscal discipline and expense management.  Reflecting these factors, consolidated Adjusted EBITDA increased for the fourth consecutive quarter and we grew our adjusted EBITDA margin by 250 basis points to 17.9%.  Reno was notably strong this quarter with net revenues and Adjusted EBITDA at our Reno Tri-Properties rising 6.9% and 49.2%, respectively, despite a difficult weather comparison.  Overall, we believe our first quarter results continue to highlight the value of our long-term strategy to build shareholder value by leveraging our proven operating model into a diversified regional gaming entity with growing margins while building scale through accretive acquisitions,” said Gary Carano, Chairman and Chief Executive Officer of Eldorado.

“Looking ahead, we have some exciting new cap-ex projects underway.  At Eldorado Scioto Downs, construction continues on the 118-room Hampton Inn Hotel which we plan to open in the fourth quarter; in addition, we broke ground on a second smoking patio at the property which will feature a casino bar and 120 new VLTs and is scheduled to open late in the second quarter.  Building on the success and high returns of our The Brew Brothers concept in Reno and Columbus, we plan to open a third The Brew Brothers restaurant, featuring meals, music and craft-brewed specialty beers, at Presque Isle later this quarter with the addition of an escalator to facilitate access to the restaurant.  Across the Reno Tri-Properties, we are reviewing food and beverage venue and hotel room upgrades, and adding new amenities to enhance our player experience.  We look forward to providing additional details regarding these projects once plans and budgets are finalized.  In Shreveport, we are remodeling the second floor of the casino and adding 180 new slot machines.  These return focused facility enhancement projects are consistent with our long-term commitment to enhance the player experience at our portfolio of properties while creating value for shareholders.”

Balance Sheet and Liquidity

At March 31, 2016, Eldorado had $44.1 million in cash and cash equivalents and $9.1 million in restricted cash.  Outstanding indebtedness at March 31, 2016 totaled $855.8 million, including $59.0 million outstanding on the Company’s revolving credit facility.  Capital expenditures in the first quarter of 2016 totaled $10.6 million and the Company continues to anticipate 2016 full-year capital expenditures of $50 million, with approximately $15 million allocated to project cap-ex and the remaining $35 million for maintenance cap-ex.

“Our commitment to reduce leverage remains a top priority, and we paid down nearly $36 million of debt during the quarter, bringing our consolidated gross leverage ratio to 5.15x on a trailing twelve month basis,” said Tom Reeg, President and Chief Financial Officer of Eldorado.  “Our announced cost savings program was a strong contributor to the 250 basis point increase in Adjusted EBITDA margin in the first quarter, and we significantly exceeded the original $10 million annual cost savings target.”

Summary of 2016 First Quarter Property Results and Facility Enhancements

Nevada

Net revenues of $72.8 million at the Reno Tri-Properties for the quarter ended March 31, 2016 increased 6.9% over the prior-year period while Adjusted EBITDA of $11.0 million increased 49.2% from the same period in 2015.  The consolidation of the Tri-Properties is driving hotel revenues, with REVPAR increasing 21.6% year over year despite a 100 basis point decline in occupancy as a result of inclement weather.  The year-over-year increase in net revenues reflects a slight increase in gaming revenues and a 12.1% rise in non-gaming revenues over the prior-year period.  The Northern Nevada economy continued its revival with the unemployment rate dropping to 5.5% in March 2016, down from 14.2% in 2011.  In addition, the Reno-Tahoe International Airport has added six new flights in the last 15 months which helped bring 3.4 million passengers to the Reno market in 2015, the first year-over-year increase in a decade.

Louisiana

Net revenues at Eldorado Shreveport were relatively flat, decreasing 0.6% to $34.4 million in the first quarter of 2016.  Adjusted EBITDA from the property increased 18.7% to $8.4 million from $7.1 million in the comparable quarter of 2015 with adjusted EBITDA margins rising approximately 400 basis points to 24.5%.  The substantial EBITDA growth on flat revenue was achieved despite flooding during the quarter in the Shreveport market and sustained weakness in energy prices.  Adjusted EBITDA in the 2016 first quarter also benefited from the cost savings program implemented during the second quarter of 2015.

Eastern Properties

Net revenues at Eldorado Scioto Downs increased 5.5% to $39.8 million in the first quarter of 2016 from $37.7 million in the first quarter of 2015. Scioto Downs’ first quarter 2016 Adjusted EBITDA increased 11.7% to $14.6 million from $13.1 million in the comparable prior-year period.  The increase in both net revenues and Adjusted EBITDA marks the fifth consecutive quarter of year-over-year growth for these metrics at Scioto Downs.  The Brew Brothers microbrewery and restaurant which opened in late 2015 continues to drive increased visitation and slot revenue to the property along with non-gaming revenue, which increased 18.6% over the comparable prior-year period.  During the quarter, the Company broke ground on a second smoking patio, which is expected to open late in the current quarter, which will include a casino bar and approximately 120 new VLTs.  Following its opening, Scioto Downs will have approximately 203 VLTs in the property’s two smoking patios.  In addition, progress continues to be made on the construction of a 118-room Hampton Inn Hotel at the property which is expected to open in the fourth quarter.

First quarter 2016 net revenues increased 4.8% to $33.2 million at Presque Isle Downs & Casino from $31.7 million in the first quarter of 2015.  Adjusted EBITDA increased 34.5% to $4.8 million in the first quarter of 2016 from $3.5 million in the comparable year-ago quarter with Adjusted EBITDA margin rising 320 basis points to 14.4%.  Operating margin at Presque Isle benefited from the implementation of a cost savings program and the 2015 fourth quarter change in the property’s principal marketing efforts to now focus on the local Erie market which is helping to deliver more profitable revenue.  During the quarter, the Company started construction on transforming the Clubhouse Restaurant at Presque Isle into a new The Brew Brothers restaurant, featuring meals, music and craft-brewed specialty beers, which will open later this quarter.

Net revenues at Mountaineer Casino, Racetrack & Resort declined 15.9% to $33.4 million in the first quarter of 2016 from $39.7 million in the first quarter of 2015.  Adjusted EBITDA declined

31.0% to $3.5 million from $5.1 million in the comparable quarter of 2015.  During the quarter, the Company added 44 slot machines to the smoking patio, bringing the total number of slot machines to 305 along with four table games.  In July, Mountaineer will anniversary the implementation of a smoking ban in the county.

Reconciliation of GAAP Measures to Non-GAAP Measures

Adjusted EBITDA (defined below), a non GAAP financial measure, has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry and we believe that this non GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results.  Adjusted EBITDA represents operating income (loss) before depreciation and amortization, stock based compensation, (gain) loss on the sale or disposal of property, equity in loss of unconsolidated affiliate, acquisition charges, S-1 expenses, severance expenses and other regulatory gaming assessments, including the impact of change in reporting requirements, to the extent that such items existed in the periods presented. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with U.S. GAAP, is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of our operating performance.  Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments and certain regulatory gaming assessments, which can be significant.  As a result, Adjusted EBITDA should not be considered as a measure of our liquidity.  Other companies that provide EBITDA information may calculate EBITDA differently than we do.  The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements.

First Quarter Conference Call

Eldorado will host a conference call at 4:30 p.m. ET today.  Senior management will discuss the financial results and host a question and answer session.  The dial in number for the audio conference call is 719/457-2729, conference ID 4631993 (domestic and international callers).  Participants can also access a live webcast of the call through the “Events & Presentations” section of Eldorado’s website at http://www.eldoradoresorts.com/ and a replay of the webcast will be archived on the site for 90 days following the live event.

About Eldorado Resorts, Inc.

Eldorado Resorts is a casino entertainment company that owns and operates seven properties in five states, including the Eldorado Resort Casino, the Silver Legacy Resort Casino and Circus Circus Resort Casino in Reno, NV; the Eldorado Resort Casino in Shreveport, LA; Scioto Downs Racino in Columbus, OH; Mountaineer Casino Racetrack & Resort in Chester, WV; and Presque Isle Downs & Casino in Erie, PA. For more information, please visit www.eldoradoresorts.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include statements regarding our strategies, objectives and plans for future development or acquisitions of properties or operations, as well as expectations, future operating results and other information that is not historical information.  When used in this press release, the terms or phrases such as “anticipates,” “believes,” “projects,” “plans,” “intends,” “expects,” “might,” “may,” “estimates,” “could,” “should,” “would,” “will likely continue,” and variations of such words or similar expressions are intended to identify forward-looking statements.  Although our expectations, beliefs and projections are expressed in good faith and with what we believe is a reasonable basis, there can be no assurance that these expectations, beliefs and projections will be realized.  There are a number of risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-

looking statements which are included elsewhere in this press release.   Such risks, uncertainties and other important factors include, but are not limited to:  our substantial indebtedness the impact of such obligations on our operations and liquidity; competition; our geographic concentration; our ability to integrate the operations of Circus Circus Reno, the Silver Legacy and the MTR Gaming properties; sensitivity of our operations to reductions in discretionary consumer spending and changes in general economic and market conditions; governmental regulations and increases in gaming taxes and fees in jurisdictions in which we operate; risks relating to pending claims or future claims that may be brought against us; the effect of disruptions to our information technology and other systems and infrastructure; construction factors relating to maintenance and expansion of operations; our ability to attract and retain customers; weather or road conditions limiting access to our properties; the effect of war, terrorist activity, natural disasters and other catastrophic events; and competition to attract and retain management and key employees.

In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.  These forward-looking statements speak only as of the date of this press release, even if subsequently made available on our website or otherwise, and we do not intend to update publicly any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as may be required by law.

Contact:

Thomas ReegJoseph N. Jaffoni, Richard Land

President and Chief Financial OfficerJCIR

Eldorado Resorts, Inc.212/835-8500

775/328-0112eri@jcir.com

investorrelations@eldoradoresorts.com

- tables follow -

ELDORADO RESORTS, INC.

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	March 31, 2016	December 31, 2015
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$ 44,099	$ 78,278
Restricted cash	9,054	5,271
Accounts receivable, net	9,534	9,981
Inventories	11,319	11,742
Prepaid income taxes	-	112
Prepaid expenses and other	11,956	10,795
Total current assets	85,962	116,179
INVESTMENT IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES	1,286	1,286
PROPERTY AND EQUIPMENT, NET	618,121	625,416
GAMING LICENSES AND OTHER INTANGIBLE ASSETS, NET	490,831	492,033
GOODWILL	66,826	66,826
NON-OPERATING REAL PROPERTY	16,259	16,314
OTHER ASSETS, NET	6,783	6,954
Total assets	$ 1,286,068	$ 1,325,008

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$ 4,527	$ 4,524
Accounts payable	20,691	17,005
Due to affiliates	43	129
Accrued property, gaming and other taxes	12,006	19,424
Accrued payroll and related	15,187	17,852
Accrued interest	7,720	14,978
Income taxes payable	130	-
Accrued other liabilities	35,549	31,798
Total current liabilities	95,853	105,710
LONG-TERM DEBT, LESS CURRENT PORTION, NET OF DISCOUNT	826,798	861,713
DEFERRED INCOME TAXES	80,392	78,797
OTHER LONG-TERM LIABILITIES	8,069	8,121
Total liabilities	1,011,112	1,054,341

STOCKHOLDERS’ EQUITY:
Total stockholders' equity	274,956	270,667
Total liabilities and stockholders' equity	$ 1,286,068	$ 1,325,008

ELDORADO RESORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share data)

	Three Months Ended
	March 31,
	2016	2015
Revenues:
Casino	$ 169,078	$ 147,662
Pari-mutuel commissions	684	1,205
Food and beverage	33,739	22,182
Hotel	20,165	7,034
Other	10,885	4,726
	234,551	182,809
Less: promotional allowances	(20,985)	(15,358)
Net operating revenues	213,566	167,451

Expenses:
Casino	96,262	86,818
Pari-mutuel commissions	1,324	1,696
Food and beverage	19,728	11,921
Hotel	7,129	2,190
Other	6,074	2,867
Marketing and promotions	9,574	7,101
General and administrative	31,655	23,544
Corporate	6,904	4,160
Depreciation and amortization	16,204	14,469
Total operating expenses	194,854	154,766

GAIN ON SALE OR DISPOSAL OF PROPERTY	71	1
ACQUISITION CHARGES	(520)	(84)
EQUITY IN LOSS OF UNCONSOLIDATED AFFILIATE	-	(518)
OPERATING INCOME	18,263	12,084

OTHER EXPENSE:
Interest expense, net	(12,991)	(17,232)
Loss on early retirement of debt, net	(66)	-
Total other expense	(13,057)	(17,232)

NET INCOME (LOSS) BEFORE INCOME TAXES	5,206	(5,148)
PROVISION FOR INCOME TAXES	(1,836)	(1,016)
NET INCOME (LOSS)	$ 3,370	$ (6,164)

Net income (loss) per share of common stock:
Basic	$ 0.07	$ (0.13)
Diluted	$ 0.07	$ (0.13)
Weighted average number of shares outstanding:
Basic	46,933,094	46,494,638
Diluted	47,534,761	46,494,638

ELDORADO RESORTS, INC.

SUMMARY INFORMATION AND RECONCILIATION OF

OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

($ in thousands)

Three Months Ended March 31, 2016

	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation (2)	Transaction Expenses	Severance Expense	Other	Adjusted EBITDA
Reno Tri-Properties	$ 5,565	$ 5,463	$ -	$ -	$ -	$ (34)	$ 10,994
Eldorado Shreveport	6,502	1,946	-	-	-	(1)	8,447
Scioto Downs (1)	9,814	4,201	-	-	-	576	14,591
Mountaineer	916	2,657	-	-	-	(29)	3,544
Presque Isle Downs	3,001	1,826	-	-	-	(56)	4,771
Corporate	(7,535)	111	1,454	518	1,445	-	(4,007)
	$ 18,263	$ 16,204	$ 1,454	$ 518	$ 1,445	$ 456	$ 38,340

Three Months Ended March 31, 2015

	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Transaction Expenses	Severance Expense	Other	Adjusted EBITDA
Reno Tri-Properties (3)	$ 1,184	$ 5,668	$ -	$ -	$ -	$ 518	$ 7,370
Eldorado Shreveport	5,199	1,919	-	-	-	-	7,118
Scioto Downs	9,321	3,738	-	-	-	-	13,059
Mountaineer	993	4,146	-	-	-	-	5,139
Presque Isle Downs	927	2,641	-	-	-	(21)	3,547
Corporate	(4,337)	92	590	84	11	-	(3,560)
	$ 13,287	$ 18,204	$ 590	$ 84	$ 11	$ 497	$ 32,673

(1)

Effective January 1, 2016, the Ohio Lottery Commission enacted a regulatory change which resulted in the establishment of a $1.0 million progressive slot liability and a corresponding decrease in net slot win in Q1 2016.  The changes are non-cash and related primarily to prior years.  The net non-cash impact to Adjusted EBITDA was $0.6 million.

(2)

Included in stock-based compensation expense for the three months ended March 31, 2016 is $0.5 million of additional stock-based compensation expense as a result of severance related restricted stock units becoming fully vested during the current period.

(3)

Figures for the three months ended March 31, 2015 include the operations of Silver Legacy and Circus Circus Reno, which were acquired by ERI on November 24, 2015, as if the acquisition occurred on January 1, 2015.